Investor Contact:                 Alex Lewis
877-784-7167
NEWS RELEASE
Media Contact:                     Hill & Knowlton
786-553-1542

DENNY’S CORPORATION REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2008

SPARTANBURG, S.C., February 18, 2009 – Denny’s Corporation (NASDAQ: DENN) today reported results for its fourth quarter and year ended December 31, 2008.

Full Year Summary

•	Increased franchised restaurant mix to 80% of the Denny’s system
•	Sold 79 company restaurants to franchisees under Franchise Growth Initiative (FGI)
•	Opened 31 new franchised restaurants and 3 new company restaurants
•	Same-store sales decreased 4.6% at franchised units and decreased 1.4% at company units
•	Adjusted income before taxes increased $12.7 million, or 120%, to $23.2 million
•	Net income decreased $16.7 million due primarily to $20.3 million less asset sale gains
•	Generated $37.5 million in cash asset sale proceeds and reduced outstanding debt by $25.3 million
•	Full year 2008 included 53 operating weeks compared with 52 operating weeks in the prior year period

Fourth Quarter Summary

•	Sold 17 company restaurants to franchisees under FGI
•	Opened 12 new franchised restaurants
•	Same-store sales decreased 7.2% at franchised units and decreased 3.2% at company units
•	Adjusted income before taxes increased $3.6 million, or 107%, to $7.0 million
•	Net income decreased $17.9 million due primarily to $17.7 million less asset sale gains
•	Generated $6.2 million in cash asset sale proceeds and reduced outstanding debt by $10.3 million
•	Approximately $3.0 million of income in the fourth quarter of 2008 was attributable to an additional operating week compared with prior year

Nelson Marchioli, President and Chief Executive Officer, stated, “In 2008, Denny’s made significant progress in its strategic initiatives including the transformation to a franchise-focused business model and the further strengthening of our balance sheet.  Due to the success of our FGI program, we opened 34 new restaurants across our system and reduced our debt by $25 million.  We delivered solid core earnings growth as we enhanced our operating efficiency and improved our food cost margins.  This performance was accomplished against the backdrop of a difficult economic environment which put significant pressure on our consumers and our guest traffic.

“Looking ahead, we acknowledge the uncertain outlook for the broader economy as well as the restaurant industry.  To meet these challenges, we are focused on improving sales trends and reconnecting with Denny’s lapsed users.  Two weeks ago we took a bold step in our marketing plan with Denny’s first ever Super Bowl advertisement and subsequent Grand Slam event.  The offer was an overwhelming success and drove approximately 1.5 million customers into Denny’s restaurants across the country.  We will now build off the terrific publicity this promotion generated by delivering great food, great value and great service throughout the year,” Marchioli concluded.

Fourth Quarter Results

For the fourth quarter of 2008, Denny’s reported total operating revenue, including company restaurant sales and franchise revenue, of $184.7 million compared with $220.3 million in the prior year quarter.  Company restaurant sales decreased $38.9 million due primarily to 131 fewer equivalent company restaurants compared with the prior year quarter resulting from the sale of company restaurants to franchisees under FGI.  During the fourth quarter, Denny’s sold 17 restaurants to franchisee operators.

Company restaurant operating margin (as a percentage of company restaurant sales) for the fourth quarter was 11.8%, a decrease of 0.2 percentage points compared with the same period last year.  Product costs for the fourth quarter decreased 0.9 percentage points to 24.4% of sales due primarily to favorable menu mix and higher average guest check.  Payroll and benefit costs decreased 1.5 percentage points to 41.1% of sales due primarily to improvements in staffing efficiency and higher average guest check.  Offsetting these cost improvements, occupancy costs increased 0.7 percentage points to 6.7% of sales due primarily to unfavorable developments in general liability claims.  Additionally, marketing expenses increased 1.2 percentage points to 4.1% of sales due to the purchase of $0.9 million of incremental television media in the fourth quarter of 2008 combined with a $0.9 million adjustment to marketing expense accruals in the fourth quarter of 2007.

For the fourth quarter of 2008, Denny’s reported franchise and license revenue of $29.9 million compared with $26.6 million in the prior year quarter.  Franchise revenue increased $3.3 million, or 12.6%, due primarily to an additional 127 equivalent franchise restaurants compared with the prior year period.  The growth in franchise revenue included a $3.2 million increase in occupancy revenue and a $2.3 million increase in royalty revenue.  These revenue increases were partially offset by a $2.1 million decrease in initial franchise fee revenue as the number of FGI transactions decreased by 57 from the prior year period.  During the fourth quarter, Denny’s franchisees opened 12 new restaurants, closed nine and purchased 17 company restaurants.

Franchise operating margin (as a percentage of franchise and license revenue) for the fourth quarter was 68.3%, a decrease of 2.6 percentage points compared with the same period last year.  The franchise margin decrease is due primarily to the increasing contribution of lower-margin occupancy revenue as leased company restaurants are in turn subleased to franchisees through FGI.  Franchise operating margin increased by $1.6 million, or 8.5%, to $20.4 million in the fourth quarter as higher franchise revenue offset a $1.8 million increase in franchise costs, primarily franchise occupancy costs.

General and administrative expenses for the fourth quarter declined $3.4 million from the same period last year resulting primarily from reduced staffing attributable to the new organizational structure implemented in the second quarter of 2008.

Depreciation and amortization expense for the fourth quarter declined by $2.2 million compared with the prior year period primarily as a result of the sale of restaurant and real estate assets over the past year.  Operating gains, losses and other charges, net, which reflect restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, decreased $19.8 million in the quarter due primarily to a $17.7 million decrease in gains on the sale of restaurants combined with a $1.9 million increase in impairment charges and a $0.2 million increase in restructuring charges.

Operating income for the fourth quarter decreased $17.6 million from the prior year period to $10.4 million.  Excluding gains, losses, and other charges in both periods, operating income increased $2.2 million despite a $35.5 million decrease in total operating revenue attributable primarily to the sale of company restaurants.

Interest expense for the fourth quarter decreased $1.6 million, or 15.4%, to $8.6 million as a result of a $25.3 million reduction in debt from the prior year period.  Other nonoperating expense increased $3.7 million in the fourth quarter due primarily to changes in the fair value of interest rate and natural gas hedging transactions.

Denny’s reported a net loss of $3.2 million for the fourth quarter, or $0.03 per diluted common share, a decrease of $17.9 million compared with prior year net income of $14.7 million, or $0.15 per diluted common share.  The income decline is due primarily to lower asset sale gains and a higher impairment charge.  Adjusted income before taxes, Denny’s metric for earnings guidance, increased $3.6 million, or 107%, in the fourth quarter to $7.0 million.  This measure, which is used as an internal profitability metric, excludes restructuring charges, exit costs, impairment charges, asset sale gains and losses, share-based compensation, other nonoperating expenses and income taxes.

Franchise Growth Initiative (FGI)

Denny’s continued its strategic initiative to increase franchise restaurant development through the sale of certain company restaurants.  During the fourth quarter, the company sold 17 restaurants to six franchisee operators under FGI, bringing the number of company restaurants sold in 2008 to 79 and the number sold since the program began in early 2007 to 209.  Additionally, over the last 18 months Denny’s has signed development agreements for 154 new restaurants, 26 of which have opened, yielding a current development pipeline of 128 new restaurants.

Denny’s ended the fourth quarter of 2008 with a system mix of 80% franchised and licensed restaurants and 20% company restaurants compared with 66% franchised and licensed restaurants and 34% company restaurants before the FGI program.

The 79 company restaurant operations and other assets sold in 2008 generated net sales proceeds of $40.2 million of which $37.5 million was received in cash and the remaining $2.7 million in the form of notes receivable.  Approximately $25.9 million of the cash proceeds were used to reduce Denny’s credit facility term loan during 2008.

Business Outlook

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, stated, “Given the unprecedented economic uncertainties impacting our business we have limited visibility for 2009 guidance.  We are encouraged by the reception to our new marketing programs and our new product offerings but cannot yet predict a change in our sales trends, particularly against an industry outlook that projects considerable sales weakness in 2009.  Our ongoing transition to a franchise-focused business model is driving margin expansion and earnings growth but the impact of further sales declines could lessen these benefits in the near term.  We remain committed to the execution of our strategic initiatives.  Additionally, we will continue to manage our expenses and capital spending to protect our liquidity, reduce our debt and further strengthen our balance sheet.”

The following financial guidance for full-year 2009 is based on 2008 results and management’s expectations at this time.

-	Company same-store sales of (3.0%) to (1.0%) for 2009
-	Franchise same-store sales of (5.0%) to (3.0%) for 2009
-	3 new company restaurant openings
-	30 new franchise restaurant openings
-	Company restaurant sales of between $485 million and $500 million
-	Franchise and license revenue of between $120 million and $123 million
-	Adjusted EBITDA* of between $73 million and $78 million
-	Adjusted income before taxes* of between $15 million and $20 million
-	Cash interest expense of $29 million
-	Cash capital expenditures of $23 million

Certain key considerations for understanding the Company’s outlook for fiscal 2009 compared with its 2008 results include:

-	2009 will include a typical 52 operating weeks compared with 2008 which included an additional week that contributed approximately $3.0 million to income.
-
Subsequent to year-end 2008, Denny’s sold an additional 25 company restaurants to franchisees.  Due to the lack of available transaction financing Denny’s is unable to give an estimate of further FGI transactions for 2009.  Denny’s will provide updates on the progress of FGI each quarter.

* Please refer to the historical reconciliation of net income to adjusted income before taxes and adjusted EBITDA included in the tables below.

Further Information

Denny’s will provide further commentary on its results for the fourth quarter of 2008 and its outlook for 2009 on its quarterly investor conference call today, Wednesday, February 18, 2009 at 5:00 p.m. EST.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at ir.dennys.com.  A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

The Board of Directors of Denny's has set Wednesday, May 20, 2009, as the date for the 2009 Annual Meeting of Denny's Shareholders to be held in Spartanburg, South Carolina.

Denny’s is one of America’s largest full-service family restaurant chains, consisting of 315 company-owned units and 1,226 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 26, 2007 (and in the Company’s subsequent quarterly reports on Form 10-Q).

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	14 Weeks	13 Weeks
	Ended	Ended
(In thousands, except per share amounts)	12/31/08	12/26/07

Revenue:
Company restaurant sales	$154,830	$193,712
Franchise and license revenue	29,898	26,554
Total operating revenue	184,728	220,266
Costs of company restaurant sales	136,629	170,548
Costs of franchise and license revenue	9,485	7,739
General and administrative expenses	14,924	18,307
Depreciation and amortization	9,656	11,872
Operating gains, losses and other charges, net	3,596	(16,192)
Total operating costs and expenses	174,290	192,274
Operating income	10,438	27,992
Other expenses:
Interest expense, net	8,612	10,174
Other nonoperating expense, net	4,754	1,059
Total other expenses, net	13,366	11,233
Income (loss) before income taxes	(2,928)	16,759
Provision for income taxes	247	2,028
Net income (loss)	$(3,175)	$14,731

Net income (loss) per share:
Basic	$(0.03)	$0.16
Diluted	$(0.03)	$0.15

Weighted average shares outstanding:
Basic	95,708	94,398
Diluted	95,708	99,031

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	53 Weeks	52 Weeks
	Ended	Ended
(In thousands, except per share amounts)	12/31/08	12/26/07

Revenue:
Company restaurant sales	$648,264	$844,621
Franchise and license revenue	112,007	94,747
Total operating revenue	760,271	939,368
Costs of company restaurant sales	570,075	745,940
Costs of franchise and license revenue	34,933	28,005
General and administrative expenses	60,970	67,374
Depreciation and amortization	39,766	49,347
Operating gains, losses and other charges, net	(6,384)	(31,082)
Total operating costs and expenses	699,360	859,584
Operating income	60,911	79,784
Other expenses:
Interest expense, net	35,457	42,957
Other nonoperating expense, net	9,190	668
Total other expenses, net	44,647	43,625
Income before income taxes	16,264	36,159
Provision for income taxes	1,602	4,808
Net income	$14,662	$31,351

Net income per share:
Basic	$0.15	$0.33
Diluted	$0.15	$0.32

Weighted average shares outstanding:
Basic	95,230	93,855
Diluted	98,842	98,844

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	12/31/08	12/26/07

ASSETS
Current Assets
Cash and cash equivalents	$21,042	$21,565
Receivables, net	15,146	13,585
Assets held for sale	2,285	6,712
Other	14,986	16,011
	53,459	57,873

Property, net	159,978	184,610
Goodwill	40,006	42,439
Intangible assets, net	58,832	62,657
Other assets	34,920	29,777
Total Assets	$347,195	$377,356

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of notes and debentures	$1,403	$2,085
Current maturities of capital lease obligations	3,535	4,051
Accounts payable	25,255	43,262
Other current liabilities	76,924	82,069
	107,117	131,467
Long-Term Liabilities
Notes and debentures, less current maturities	300,617	325,971
Capital lease obligations, less current maturities	22,084	20,845
Other	91,414	81,305
	414,115	428,121
Total Liabilities	521,232	559,588
Total Shareholders' Deficit	(174,037)	(182,232)
Total Liabilities and Shareholders' Deficit	$347,195	$377,356

Debt Balances

(In thousands)	12/31/08	12/26/07

Credit facility revolver loans due 2011	$—	$—
Credit facility term loans due 2012	126,652	152,523
Capital leases and other debt	25,987	25,429
Senior notes due 2012	175,000	175,000
Total Debt	327,639	$352,952

DENNY’S CORPORATION
Income, EBITDA and G&A Reconciliations
(Unaudited)

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
Income and EBITDA Reconciliation	Ended	Ended	Ended	Ended
(In millions)	12/31/08	12/26/07	12/31/08	12/26/07

Net income (loss)	$(3.2)	$14.7	$14.7	$31.4

Provision for income taxes	0.2	2.0	1.6	4.8
Operating gains, losses and other charges, net	3.6	(16.2)	(6.4)	(31.1)
Other nonoperating expense, net	4.8	1.1	9.2	0.7
Share-based compensation	1.6	1.8	4.1	4.8

Adjusted income before taxes (1)	$7.0	$3.4	$23.2	$10.5

Interest expense, net	8.6	10.2	35.5	43.0
Depreciation and amortization	9.7	11.9	39.8	49.3
Cash payments for restructuring charges and exit costs	(1.7)	(2.8)	(9.1)	(9.1)
Cash payments for share-based compensation	—	—	(0.9)	(0.9)

Adjusted EBITDA (1)	$23.6	$22.6	$88.4	$92.9

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
General and Administrative Expenses Reconciliation	Ended	Ended	Ended	Ended
(In millions)	12/31/08	12/26/07	12/31/08	12/26/07

Share-based compensation	$1.6	$1.8	$4.1	$4.8
Other general and administrative expenses	$13.3	$16.5	56.9	$62.6
Total general and administrative expenses	$14.9	$18.3	$61.0	$67.4

(1)
We believe that, in addition to other financial measures, Adjusted Income Before Taxes and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis.  We also use Adjusted Income and Adjusted EBITDA internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees.  Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios.  However, Adjusted Income and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	14 Weeks		13 Weeks
	Ended		Ended
(In millions)	12/31/08		12/26/07

Company restaurant operations: (2)
Company restaurant sales	154.8	100.0%	193.7	100.0%
Costs of company restaurant sales:
Product costs	37.8	24.4%	49.0	25.3%
Payroll and benefits	63.6	41.1%	82.6	42.6%
Occupancy	10.4	6.7%	11.6	6.0%
Other operating costs:
Utilities	7.7	5.0%	9.1	4.7%
Repairs and maintenance	3.6	2.3%	4.1	2.1%
Marketing	6.3	4.1%	5.6	2.9%
Legal settlements	0.7	0.5%	0.5	0.3%
Other	6.5	4.2%	7.9	4.1%
Total costs of company restaurant sales	$136.6	88.2%	$170.5	88.0%
Company restaurant operating margin (3)	$18.2	11.8%	$23.2	12.0%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$18.3	61.2%	$16.0	60.4%
Initial and other fee revenue	1.3	4.4%	3.4	12.8%
Occupancy revenue	10.3	34.4%	7.1	26.9%
Total franchise and license revenue	$29.9	100.0%	$26.6	100.0%

Costs of franchise and license revenue
Direct franchise costs	$1.8	6.0%	$2.1	8.1%
Occupancy costs	7.7	25.7%	5.6	21.1%
Total costs of franchise and license revenue	$9.5	31.7%	$7.7	29.1%
Franchise operating margin (3)	$20.4	68.3%	$18.8	70.9%

Total operating revenue (1)	$184.7	100.0%	$220.3	100.0%
Total costs of operating revenue (1)	146.1	79.1%	178.3	80.9%
Total operating margin (1)(3)	$38.6	20.9%	$42.0	19.1%

Other operating expenses: (1)(3)
General and administrative expenses	14.9	8.1%	18.3	8.3%
Depreciation and amortization	9.7	5.2%	11.9	5.4%
Operating gains, losses and other charges, net	3.6	1.9%	(16.2)	(7.4%)
Total other operating expenses	$28.2	15.3%	$14.0	6.4%

Operating income (1)	$10.4	5.7%	$28.0	12.7%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	53 Weeks		52 Weeks
	Ended		Ended
(In millions)	12/31/08		12/26/07

Company restaurant operations: (2)
Company restaurant sales	648.3	100.0%	844.6	100.0%
Costs of company restaurant sales:
Product costs	157.5	24.3%	215.9	25.6%
Payroll and benefits	271.9	41.9%	355.7	42.1%
Occupancy	40.4	6.2%	51.0	6.0%
Other operating costs:
Utilities	33.2	5.1%	40.9	4.8%
Repairs and maintenance	14.6	2.3%	18.3	2.2%
Marketing	23.2	3.6%	27.5	3.3%
Legal settlements	2.3	0.4%	3.6	0.4%
Other	26.9	4.2%	33.0	3.9%
Total costs of company restaurant sales	$570.1	87.9%	$745.9	88.3%
Company restaurant operating margin (3)	$78.2	12.1%	$98.7	11.7%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$70.1	62.6%	$63.1	66.6%
Initial and other fee revenue	4.9	4.4%	6.3	6.7%
Occupancy revenue	37.0	33.0%	25.3	26.7%
Total franchise and license revenue	$112.0	100.0%	$94.7	100.0%

Costs of franchise and license revenue
Direct franchise costs	$6.5	5.8%	$7.8	8.2%
Occupancy costs	28.5	25.4%	20.2	21.3%
Total costs of franchise and license revenue	34.9	31.2%	$28.0	29.6%
Franchise operating margin (3)	$77.1	68.8%	$66.7	70.4%

Total operating revenue (1)	$760.3	100.0%	$939.4	100.0%
Total costs of operating revenue (1)	605.0	79.6%	773.9	82.4%
Total operating margin (1)(3)	$155.3	20.4%	$165.4	17.6%

Other operating expenses: (1)(3)
General and administrative expenses	61.0	8.0%	67.4	7.2%
Depreciation and amortization	39.8	5.2%	49.3	5.3%
Operating gains, losses and other charges, net	(6.4)	(0.8%)	(31.1)	(3.3%)
Total other operating expenses	$94.4	12.4%	$85.6	9.1%

Operating income (1)	$60.9	8.0%	$79.8	8.5%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
Same-Store Sales	Ended	Ended	Ended	Ended
(increase/(decrease) vs. prior year)	12/31/08	12/26/07	12/31/08	12/26/07

Same-Store Sales
Company Restaurants	(3.2%)	(1.2%)	(1.4%)	0.3%
Franchised Restaurants	(7.2%)	0.3%	(4.6%)	1.7%
System-wide Restaurants	(6.1%)	(0.2%)	(3.7%)	1.2%

Company Restaurant Sales Detail
Guest Check Average	4.6%	6.3%	5.9%	4.6%
Guest Counts	(7.5%)	(7.1%)	(6.9%)	(4.1%)

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
Average Unit Sales	Ended	Ended	Ended	Ended
($ in thousands)	12/31/08	12/26/07	12/31/08	12/26/07

Company Restaurants	$478.6	$426.8	$1,813.3	$1,716.4

Franchised Restaurants	$378.4	$374.0	$1,490.1	$1,522.6

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 9/24/08	332	1,206	1,538

Units Opened	0	12	12
Units Refranchised	(17)	17	0
Units Closed	0	(9)	(9)
Net Change	(17)	20	3

Ending Units 12/31/08	315	1,226	1,541

Equivalent Units
Fourth Quarter 2007	454	1,086	1,540
Fourth Quarter 2008	323	1,213	1,536
	(131)	127	(4)

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 12/26/07	394	1,152	1,546

Units Opened	3	31	34
Units Refranchised	(79)	79	0
Units Closed	(3)	(36)	(39)
Net Change	(79)	74	(5)

Ending Units 12/31/08	315	1,226	1,541

Equivalent Units
Full Year 2007	492	1,049	1,541
Full Year 2008	357	1,186	1,543
	(135)	137	2